Exhibit 3.1
AMENDED AND RESTATED BYLAWS
OF
WILLIAMS-SONOMA, INC.
(Effective September 25, 2024)

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3.10	FEES AND COMPENSATION OF DIRECTORS	18

3.11	REMOVAL OF DIRECTORS	18

3.12	CHAIR OF THE BOARD OF DIRECTORS	18

3.13	EMERGENCY BYLAWS	18

ARTICLE IV COMMITTEES		19

4.1	COMMITTEES OF DIRECTORS	19

4.2	COMMITTEE MINUTES	19

4.3	MEETINGS AND ACTION OF COMMITTEES.	19

ARTICLE V OFFICERS		19

5.1	OFFICERS	19

5.2	APPOINTMENT OF OFFICERS	19

5.3	SUBORDINATE OFFICERS	20

5.4	REMOVAL AND RESIGNATION OF OFFICERS	20

5.5	VACANCIES IN OFFICES	20

5.6	CHAIR OF THE BOARD	20

5.7	CHIEF EXECUTIVE OFFICER	20

5.8	PRESIDENT	20

5.9	VICE PRESIDENT	21

5.10	SECRETARY	21

5.11	CHIEF FINANCIAL OFFICER	21

5.12	TREASURER	21

5.13	REPRESENTATION OF SHARES OF OTHER CORPORATIONS	21

ARTICLE VI INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS		22

6.1	RIGHT TO INDEMNIFICATION	22

6.2	POWER TO ADVANCE EXPENSES	22

6.3	RIGHT OF INDEMNITEE TO BRING SUIT	22

6.4	NON-EXCLUSIVITY OF RIGHTS	22

6.5	INSURANCE	23

6.6	INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION	23

6.7	NATURE OF RIGHTS	23

ARTICLE VII RECORDS AND REPORTS		23
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7.1	MAINTENANCE OF RECORDS; STOCKLIST	23

ARTICLE VIII GENERAL MATTERS		24

8.1	CHECKS	24

8.2	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	24

8.3	STOCK CERTIFICATES	24

8.4	LOST, STOLEN OR DESTROYED CERTIFICATES	24

8.5	CONSTRUCTION; DEFINITIONS	24

8.6	DIVIDENDS	25

8.7	FISCAL YEAR	25

8.8	SEAL	25

8.9	TRANSFER OF STOCK	25

8.10	REGISTERED STOCKHOLDERS	25

8.11	TIME PERIODS	25

ARTICLE IX NOTICE BY ELECTRONIC TRANSMISSION		26

9.1	NOTICE BY ELECTRONIC TRANSMISSION	26

ARTICLE X AMENDMENTS		26

10.1	POWER OF STOCKHOLDERS	26

10.2	POWER OF DIRECTORS	26

iii

AMENDED AND RESTATED BYLAWS
OF
WILLIAMS-SONOMA, INC.
ARTICLE I
CORPORATE OFFICES
1.1    REGISTERED OFFICE.
The registered office of the Corporation shall be fixed in the Corporation’s Certificate of Incorporation, as the same may be amended from time to time.
1.2    OTHER OFFICES.
The Board of Directors may at any time establish other offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at any place or places where the Corporation is qualified to do business.
ARTICLE II
MEETINGS OF STOCKHOLDERS
2.1    PLACE OF MEETINGS.
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, or solely at any place, but may be held by means of remote communication as authorized by the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the Corporation.
2.2    ANNUAL MEETING.
(a)    The annual meeting of stockholders shall be held each year on a date and at a time designated by resolution of the Board of Directors. The meeting shall be for the election of directors and for the transaction of such business as may properly come before the meeting.
(b)    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only:
(A)    Pursuant to the Corporation’s proxy materials with respect to such meeting (or any supplement thereto);
(B)    By or at the direction of the Board of Directors;
(C)    By any stockholder of record (the “Record Stockholder”) of the Corporation who is a stockholder of record at the time of giving such notice, who is entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section; or
(D)    Pursuant to complying with all the terms and conditions of Section 2.3.

For the avoidance of doubt, the foregoing clauses (C) and (D) shall be the exclusive means for a stockholder to make nominations or to propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.
(c)    For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (C) of the foregoing paragraph,
(i)    the stockholder must have given timely notice thereof in writing to the secretary of the Corporation,
(ii)    such business must be a proper subject for stockholder action,
(iii)    the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these Bylaws,
(iv)    (a) if the Record Stockholder has provided the Corporation with a Solicitation Statement, such Record Stockholder must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal and must have included in such materials the Solicitation Statement; and, or (b) if the Record Stockholder has delivered a notice of nomination or nominations of persons for election to the Board, such Record Stockholder must have complied with the requirements of Rule 14a-19 under the Exchange Act, if applicable; and
(v)    in the case of a proposal other than the nomination of persons for election to the Board, if no Solicitation Statement relating thereto has been timely provided pursuant to this Section 2.2, the Record Stockholder proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Statement under this Section 2.2.
To be timely, (a) a Record Stockholder’s notice shall be received by the secretary at the principal executive offices of the Corporation by 5:00 p.m. Eastern Time not less than ninety (90) nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 2.2(c), in the event that the annual meeting is convened more than thirty (30) days before or after such anniversary date, notice by the Record Stockholder to be timely must be so received not later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement (as defined below) of the date of such meeting is first made by the Corporation, (b) in the case of a proposal for the nomination of persons for election to the Board, the Record Stockholder shall have complied in all respects with the requirements of Section 14 of the Exchange Act, including without limitation, if applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission, including any Securities and Exchange Commission Staff interpretations relating thereto) and (c) in the case of a proposal for nomination of persons for election to the Board of Directors, the Board of Directors or, subject to the supervision of the Board of Directors, an executive officer designated thereby, shall have determined that the Record Stockholder has satisfied the requirements of Section 2.2. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above.
(d)    Such Record Stockholder’s notice shall set forth:
(A)    as to each person whom the Record Stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such Record Stockholder and beneficial owner, if any, and their respective affiliates (for purposes of these Bylaws, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), on the one hand, and each proposed nominee, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate thereof , were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant; (4) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement as required by Section 2.5; and (5) the details of any position of such proposed nominee as an officer or director of any competitor of the Corporation during the past three years (except as otherwise provided herein, for purposes of these Bylaws, a “competitor” is any entity that the Board of Directors (or its designee) in good faith determines produces products or provides services that compete with, or are alternatives to, the principal products produced or services provided by the Corporation or its affiliates, a list of which will be maintained by the Corporation and provided within five (5) business days following a written request therefor);
(B)    as to any business other than the nomination of persons for election to the Board that the Record Stockholder proposes to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of the Record Stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (2) a description of all agreements, arrangements, and understandings between such Record Stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Record Stockholder;
(C)    as to the Record Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the business is proposed (each, a “party”):
(1)    the name and address of each such party;
(2)    (A) the class, series and number of shares of capital stock of the Corporation which are owned, directly or indirectly, beneficially and of record by each such party, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which) either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by each such party (for purposes of this Section 2.2, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (G) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for determining the stockholders entitled to notice of the meeting and/or to vote at the meeting to disclose such ownership as of such record date), (H) any significant equity interests or any Derivative Instruments or short interests in any competitor of the Corporation held by such Record Stockholder and/or any of its respective affiliates ), (I) any other material relationship between each such party, on the one hand, and the Corporation, any affiliate of the Corporation or any competitor of the Corporation, on the other hand, and (J) a description of all agreements, arrangements, and understandings between such Record Stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the nomination or proposal of business by such Record Stockholder;
(3)    any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and
(4)    a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least 67% of the voting power of all of the shares of capital stock of the Corporation entitled to vote on the election of directors in support of such nominee or nominees proposed to be nominated by the Record Stockholder, in accordance with Rule 14a-19 under the Exchange Act, or, in the case of a nomination or nominations, conduct an exempt solicitation pursuant to Rule 14a-2(b)(2) under the Exchange Act, and the name of each “participant” (as defined in Item 4 of Schedule 14A under the Exchange Act) (an affirmative statement in each case, a “Solicitation Statement”).
(e)    The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an “independent director” or “audit committee financial expert” of the Corporation or to serve on any committee or sub-committee of the Board of Directors, in either case, under applicable law, regulation, or stock exchange listing requirements.
(f)    Notwithstanding anything in the second sentence of Section 2.2(c) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(g)    Only such persons who are nominated in accordance with the procedures set forth in this Bylaw and Section 2.3 below shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. The number of nominees a stockholder may nominate for election at a meeting of stockholders shall not exceed the number of directors to be elected at such meeting. Subject to the supervision of the Board of Directors, the Chair of the meeting shall determine whether a nomination or any business proposed to be transacted by the stockholders has been properly brought before the meeting and, if any proposed nomination or business has not been properly brought before the meeting, the Chair shall declare that such proposed business or nomination shall not be presented for stockholder action at the meeting. Notwithstanding the foregoing provisions of this Section 2.2, unless otherwise permitted by law, no stockholder shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such stockholder has complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner.

(h)    For purposes of this Article, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(i)    If (i) any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) such person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or (3) under the Exchange Act, then the Corporation shall disregard any proxies for any proposed nominees on the Corporation’s proxy card other than the Corporation’s nominees (and any such proposed nominee(s) shall be disqualified), notwithstanding that proxies in favor thereof may have been received by the Corporation. If any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, the Record Stockholder shall deliver to the Secretary, no later than 5:00 p.m. Eastern Time on the fifth (5th) business day prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.
(j)    Notwithstanding the foregoing provisions of this Section 2.2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.2. Nothing in this Section 2.2 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
2.3    STOCKHOLDER NOMINATIONS INCLUDED IN THE CORPORATION’S PROXY MATERIALS.
(a)    Inclusion of Nominee in Proxy Statement: Subject to the provisions and conditions of this Section 2.3, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(A)    The name of any person nominated for election (the “Nominee”) by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders (the Eligible Holder or group of up to twenty (20) Eligible Holders are the “Nominating Stockholder”) that has satisfied—either individually or, in the case of a group, collectively—all applicable conditions and complied with all applicable procedures set forth in this Section 2.3 as determined by the Board of Directors or its designee, acting in good faith. The Nominee shall be included on the form of proxy and ballot for such annual meeting;
(B)    Any disclosure about the Nominee and the Nominating Stockholder that is required under the rules of the SEC or other applicable law to be in such proxy statement;
(C)    Any statement included by the Nominating Stockholder in the Nomination Notice to be included in the proxy statement in support of the Nominee’s election to the Board of Directors subject, without limitation, to Section 2.3(e)(2) below, if such statement does not exceed five hundred (500) words; and
(D)    Any other information that the Corporation or the Board of Directors determines in their discretion to include in the proxy statement relating to the nomination of the Nominee, including, but not limited to, any statement in opposition to the election of any Nominee or any of the information provided pursuant to this Section.
(b)    Maximum Number of Nominees:
(A)    The Corporation shall not be required to include in such proxy statement for an annual meeting of stockholders more Nominees than the number of directors who constitute twenty percent (20%) of the total number of directors of the Corporation, rounded down to the nearest whole number but not less than two (the “Maximum Number”), on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.3. The Maximum Number for a particular annual meeting shall be reduced by: (x) Nominees who are subsequently withdrawn or whom the Board of Directors, itself, decides to nominate for election at such annual meeting, and (y) the number of incumbent directors who had been Nominees pursuant to this Section 2.3 with respect to any of the preceding three (3) annual meetings of stockholders and whose reelection at the such annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies occurs for any reason on the Board of Directors after the deadline set forth in Section 2.3(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(B)    If the number of Nominees pursuant to this Section 2.3 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon written notice from the Corporation, each Nominating Stockholder will select—going in the order of largest to smallest amount of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice—one Nominee to be included in the proxy statement until the Maximum Number is reached with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.3(d), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination of the Nominee shall be disregarded, and the Corporation: (x) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee as proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (y) may otherwise communicate to its stockholders, such as by revising or supplementing its proxy materials and form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)    Eligibility of Nominating Stockholder:
(A)    An “Eligible Holder” is a person who either (x) has been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.3(c) continuously for the three-year (3-year) period specified in subsection (ii) below, or (y) has provided evidence of continuous ownership of such shares of common stock for such three-year (3) period to the secretary of the Corporation, within the time period set forth in Section 2.3(d) below, from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) of the Exchange Act, or any successor rule.
(B)    An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 2.3 only if the person or group (in the aggregate) (x) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year (3) period that begins on, and includes, the third prior anniversary of the submission date (which shall be adjusted accordingly in the Board of Directors’ discretion for leap years) and ends on, and includes, the date of submission of the Nomination Notice, and (y) has continued to own at least the Minimum Number through the date of the applicable annual meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.3 including, but not limited to, the minimum holding period shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Holders at any time prior to the applicable annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(C)    The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is disclosed in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(D)    For purposes of this Section 2.3, an Eligible Holder “owns” only those outstanding shares of the Corporation’s common stock as to which the Eligible Holder possesses both (x) the full voting and investment rights pertaining to such shares; and (y) the full economic interest in such shares, including the opportunity for profit and risk of loss on such shares. However, the number of shares of common stock calculated in accordance with the immediately preceding clauses (x) and (y) shall not include any shares of common stock: (1) that have been sold by such Eligible Holder or any of its affiliates in any transaction that has not settled or closed, (2) that have been borrowed by such Eligible Holder or any of its affiliates for any purpose or have been purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) that are subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates—regardless of whether such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the outstanding shares of the Corporation’s common stock—where such instrument or agreement has, or is intended to have, the purpose or the effect of either (A) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares of the Corporation’s common stock and/or (B) hedging, offsetting, or altering to any degree, the gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares of the Corporation’s common stock held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares of the Corporation’s common stock shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of the shares of the Corporation’s common stock shall be deemed to continue during any period in which the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on three (3) business days’ notice and has recalled such loaned shares as of the date the Nomination Notice is submitted to the Corporation and holds such shares through the date of the annual meeting. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.
(E)    No person shall be permitted to be in more than one group constituting a Nominating Stockholder and, if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)    Nomination Notice: To nominate a Nominee, the Nominating Stockholder must submit to the secretary of the Corporation at the principal executive offices of the Corporation all of the following information and documents (collectively, the “Nomination Notice”) no earlier than one hundred and fifty (150) calendar days, and no later than one hundred and twenty (120) calendar days, before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if, and only if, the annual meeting is convened more than thirty (30) days before or after such anniversary date, (the “Other Meeting Date”), the Nomination Notice to be timely must be received at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such Other Meeting Date or the tenth (10th) day following the date on which public announcement (as defined above) of the date of such meeting is first made by the Corporation:
(A)    A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(B)    A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations, and warranties by the Nominating Stockholder (including each group member):
(1)    The information required with respect to the nomination of directors pursuant to Section 2.2 of these Bylaws;

(2)    The details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor Item) if it existed on the date of submission of the Schedule 14N;
(3)    A representation and warranty that the Nominating Stockholder did not acquire, and is not holding, any capital stock of the Corporation, including common stock, for the purpose of or with the effect of, changing the control of, or influencing a change-of-control in, the Corporation; and
(4)    A representation and warranty that the Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(C)    A representation and warranty that:
(1)    The Nominee does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s applicable policies and procedures on related party transactions and independence of directors and such Nominee otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded;
(2)    The Nominee meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded;
(3)    The Nominee is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4)    The Nominee is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);
(5)    The Nominee is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;
(6)    A representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.3(c) and has provided evidence of ownership to the extent required by Section 2.3(c)(A);
(7)    The details of any position of the Nominee as an officer or director of any competitor of the Corporation, within the three (3) years preceding the submission of the Nomination Notice;
(8)    A representation and warranty that the Nominating Stockholder will not “solicit” or engage in a “solicitation” within the meanings of Rule 14a-1(l) (without reference to the exception in Rule 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Nominee or any nominee of the Board of Directors;
(9)    A representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card or any other proxy materials other than the Corporation’s proxy materials in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(10)    A statement, if desired, for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed five hundred (500) words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9;

(11)    The designation by all group members, in the case of a nomination by a group, of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(12)    An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:
(A)    To comply with all applicable laws, rules, and regulations in connection with the nomination, solicitation, and election;
(B)    To file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    To assume all liability stemming from any action, suit, or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders, or any other person in connection with the nomination or election of directors including, but not limited to, the Nomination Notice;
(D)    To indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers, employees, and other agents and advisors, individually, against any liability, loss, damages, expenses, or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, employees, and other agents and advisors arising out of, or relating to, a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements, or representations under this Section 2.3; and
(E)    To promptly notify the Corporation no later than forty-eight (48) hours after discovering the following and, within the same time period, of what is required to correct the following:
(1)    If any information included in the Nomination Notice—or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders, or any other person in connection with the nomination or election—ceases to be true and accurate in all material respects or, due to a subsequent development, such information or communication omits a material fact necessary to make such information or communication not misleading; or
(2)    If any Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.3(c); and
(3)    An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, whereby the Nominee:
(A)    Agrees to provide to the Corporation such other information, including completing the Corporation’s director questionnaire, as it may reasonably request;
(B)    Agrees, if elected to serve as a member of the Board of Directors, to adhere to the Corporation’s corporate governance guidelines and code of business conduct and ethics, and any other Corporation policy and/or guideline applicable to directors; and
(C)    Agrees that the Nominee is not and will not become a party to (x) any compensatory, payment, or other financial agreement, arrangement, or understanding with any person or entity in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation,

(y) any agreement, arrangement, or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation, or (z) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply with his or her fiduciary duties under applicable law if elected as a director of the Corporation.
The information, agreements, and documents required by this Section 2.3(d) shall be provided with respect to, and executed by, each group member in the case of information applicable to group members, and, further, shall be provided with respect to the persons specified in Instruction 1 to Items 6(c) and 6(d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.3(d) (other than such information, agreements, and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the secretary of the Corporation.
(e)    Exceptions:
(A)    Notwithstanding anything to the contrary contained in this Section 2.3, the Corporation may omit any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) from its proxy statement, proxy card, or other proxy materials; no vote on such Nominee will occur notwithstanding that proxies in respect of such vote may have been received by the Corporation; and, after the last day on which a Nomination Notice would be timely, the Nominating Stockholder may not cure in any way any defect preventing the nomination of the Nominee, if:
(1)    The Corporation receives a notice pursuant to Section 2.2 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting;
(2)    The Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.3 or the Nominating Stockholder withdraws its nomination;
(3)    The Board of Directors, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule, or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;
(4)    The Nominee was nominated for election to the Board of Directors pursuant to this Section 2.3 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than twenty-five percent (25%) of the shares of common stock entitled to vote for such Nominee;
(5)    The Nominee either (x) has been an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, within the past three (3) years, or (y) currently is a director, trustee, officer, or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act; provided, however, that this clause (y) shall apply only so long as the Corporation is subject to compliance with Section 164 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; or
(6)    The Corporation is notified, or the Board of Directors acting in good faith determines, either (x) that the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.3(c), (y) that any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or such Nomination Notice omits a material fact necessary to make the statement not misleading), or (z) that the Nominee is unwilling or unable to serve on the

Board of Directors or any material violation or breach occurs of the obligations, agreements, representations, or warranties of the Nominating Stockholder or the Nominee under this Section 2.3.
(B)    Notwithstanding anything to the contrary contained in this Section 2.3, the Corporation may omit from its proxy statement, proxy card, or proxy materials, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors, or its designee, in good faith determines that:
(1)    Such information is not true in all material respects or such information omits a material statement necessary to make the statements made not misleading;
(2)    Such information, without factual foundation, directly or indirectly either impugns the character, integrity, or personal reputation, or makes charges concerning improper, illegal, or immoral conduct or associations, with respect to any person; or
(3)    Such information would otherwise violate the SEC proxy rules or any other applicable law, rule, or regulation when included in the Corporation’s proxy statement, proxy card, or proxy materials.
The Company may solicit against, and include in the proxy statement or other proxy materials its own statement relating to, any Nominee.
2.4    SPECIAL MEETING.
(a)    A special meeting of the stockholders may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board (for purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships), the Chair of the Board of Directors and the chief executive officer, and special meetings may not be called by any other person or persons; provided, however, that special meetings of the stockholders of the Corporation may be called by the secretary of the Corporation following his or her receipt at the principal executive offices of the Corporation of one or more written demands to call a special meeting of the stockholders submitted by or on behalf of the holder or holders of record of at least ten percent (10%) of the total voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the Board of Directors (the “Requisite Percentage”); provided, that such stockholder demand or demands shall have been submitted in accordance with and in the form required by Article X of the Certificate of Incorporation and these Bylaws. Special meetings of the stockholders of the Corporation (including those called by the secretary following receipt of a written demand or demands from stockholders holding the Requisite Percentage) shall be held on such date, at such time, and at such place, if any, as shall be designated by the Board of Directors and stated in the Corporation’s notice of meeting. In the case of a special meeting called by the secretary following receipt of a written demand or demands from stockholders holding the Requisite Percentage, the date of such special meeting, as fixed by the Board of Directors in accordance with Article X of the Certificate of Incorporation and these Bylaws, shall not be fewer than thirty (30) days nor more than ninety (90) days (the “Outside Date”) after the date a demand or demands by stockholders holding the Requisite Percentage have been received by the secretary of the Corporation at the principal executive offices of the Corporation in accordance with Article X of the Certificate of Incorporation and these Bylaws. To be in proper form, a demand or demands from stockholders holding the Requisite Percentage shall include the information, documents and instruments specified in Section 2.4(c) of these Bylaws. The Board of Directors may postpone or reschedule any previously scheduled special meeting; provided, however, that the Board of Directors may not reschedule a special meeting called in response to a written demand or demands to call such meeting received by the secretary from stockholders holding the Requisite Percentage nor may the Board of Directors postpone such meeting beyond the Outside Date.
(b)    Only such business shall be conducted at a special meeting of stockholders as shall be stated in the notice of the special meeting. The notice of a special meeting shall include the purpose for which the meeting is called.

(c)     be in proper form, a demand or demands from stockholders holding the Requisite Percentage shall set forth: (A) the purpose or purposes for which the special meeting is to be called; (B) as to each purpose for which the special meeting is to be called, (1) a reasonably brief description of such purpose, (2) a reasonably brief description of the specific proposal to be made or business to be conducted at the special meeting in connection with such purpose, (3) the text of any proposal or business to be considered at the special meeting in connection with such purpose (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (4) the reasons for calling a special meeting of stockholders for such purpose; (C) any material interest of the stockholder, and of the beneficial owner, if any, on whose behalf the demand is made, in such proposal or business to be considered at the special meeting; (D) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal or business to be considered at the special meeting; (E) a representation that the stockholder is a holder of record of stock of the Corporation, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business set forth in the demand required by Section 2.4(a) of these Bylaws; (F) a representation as to whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group that intends, (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt any proposal set forth in the demand required by Section 2.4(a) of these Bylaws and/or (2) otherwise to solicit proxies from stockholders in support of any proposal set forth in the demand required by this Section 2.4(c); (G) as to the stockholder making a demand pursuant to Section 2.4(a) of these Bylaws and the beneficial owner, if any, on whose behalf the demand is made, the information set forth in Section 2.2.(d)(C)(1)-(4) and (H) if a purpose for which the special meeting is to be called is the election of one or more directors to the Board of Directors, the name of each person the stockholder making a demand pursuant to Section 2.4(a) of these Bylaws and the beneficial owner, if any, propose to nominate at the special meeting for election to the Board of Directors (each, a “nominee”), and as to each such nominee, all information that would be required to be set forth in a stockholder’s notice for nominations of directors at annual meetings of stockholders of stockholders as set forth in Section 2.2(d)(A) of these Bylaws.
(d)    Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any Record Stockholder who is entitled to vote at the meeting and upon such election and who delivers a written notice to the secretary setting forth the information set forth in Section 2.2(d)(A) and (C). Nominations by Record Stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if (A) such Record Stockholder’s notice required by the preceding sentence shall be received by the secretary at the principal executive offices of the Corporation not earlier than 5:00 p.m. Eastern Time on the one hundred twentieth (120th) day prior to the date of such special meeting and not later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, (B) the Record Stockholder has complied in all respects with the requirements of Section 14 of the Exchange Act, including, without limitation, if applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission, including any Securities and Exchange Commission Staff interpretations relating thereto) and (C) the Board of Directors or, subject to the supervision of the Board of Directors, an executive officer designated thereby shall have determined that the Record Stockholder has satisfied the requirements of Section 2.2. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(e)    Except as otherwise expressly provided in any appliable rule or regulation under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. Subject to the supervision of the Board of Directors, the Chair of the meeting shall determine whether a nomination or any business proposed to be transacted by the stockholders has been properly brought before the meeting and, if any proposed nomination or business has not been properly brought before the meeting, the Chair shall declare that such proposed business or nomination shall not be presented for stockholder action at the meeting.
(f)    Notwithstanding the foregoing provisions of this Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
2.5    SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT.
To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 2.2, 2.3 and 2.4 of these Bylaws to the secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the secretary within five (5) business days following a written request therefor) and a written representation and agreement (in the form provided by the secretary within five (5) business days following a written request therefor) (i) that such person (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation or that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (ii) whether such person would be in compliance, if elected as a director of the Corporation, and intends to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
2.6    NOTICE OF STOCKHOLDERS’ MEETINGS.
Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation of the Corporation).
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

2.7    QUORUM.
At any meeting of stockholders, the holders of a majority of voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except to the extent that the presence of a larger number may be required by law or the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or classes or series is required, a majority of the outstanding voting power of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the Chair of the meeting or the holders of a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time in accordance with Section 2.6.
2.8    ORGANIZATION.
Such person as the Board of Directors may have designated or, in the absence of such a person, the Chair of the Board or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote at any meeting of stockholders, present, in person or represented by proxy, shall call to order any meeting of the stockholders and act as Chair of the meeting. In the absence of the secretary of the Corporation, the secretary of the meeting shall be such person as the Chair of the meeting appoints.
2.9    CONDUCT OF BUSINESS.
The Chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The Chair shall have the power to adjourn the meeting to another place, if any, date and time regardless of whether a quorum is present. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.
2.10    VOTING.
(a)    Except as may be otherwise provided in the Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
(b)    All matters other than the election of directors shall be determined by the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, except to the extent that the vote of a larger number may be required by law or the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by class or classes or series is required, all matters other than the election of directors shall be determined by the affirmative vote of holders of a majority of voting power of that class or classes or series entitled to vote thereon, present in person or represented by proxy, except to the extent that the vote of a larger number may be required by law or the rules of any stock exchange upon which the Corporation’s securities are listed.
(c)    Except as provided in Section 3.4 of these Bylaws, each director shall be elected by the vote of the majority of the votes cast in favor of, or in approval of, the director at any meeting for the election of directors at which a quorum is present; provided, however, that at any meeting of stockholders at which the number of nominees exceeds the number of directors to be elected, as of the record date for such meeting, each director shall be elected by the vote of the plurality of the shares, present in person or represented by proxy and entitled to vote on the election of directors.
For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. The Nominations, Corporate Governance and Social Responsibility Committee has established procedures under which any director who is not elected by a majority of votes cast is expected to promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Nominations, Corporate Governance and Social Responsibility Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to the offered resignation. In determining its recommendation, the Nominations, Corporate Governance Committee and Social Responsibility shall consider all factors it deems relevant.
2.11    STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.
Any action which may be taken at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (a) signed by the holders of record on the record date (established in the manner set forth in Section 2.13(b)) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and (b) delivered to the Corporation in accordance with Section 228 of the DGCL.
Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in this Section 2.11.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing (including by electronic mail or other electronic transmission as permitted by law). If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the DGCL.
2.12    WAIVER OF NOTICE.
Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws to a stockholder, a written waiver thereof, signed by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.
2.13    RECORD DATE FOR STOCKHOLDER NOTICE; VOTING.
(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section at the adjourned meeting.
(b)    In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the attention of the secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
(c)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
2.14    PROXIES.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by a proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A stockholder may authorize such person or persons to act for such stockholder as proxy by written proxy signed by the stockholder and filed with the secretary of the Corporation or such other means deemed valid pursuant to the provisions of Section 212 of the DGCL. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.
ARTICLE III
DIRECTORS
3.1    POWERS.
Subject to the provisions of the DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2    NUMBER OF DIRECTORS.
Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be not less than seven (7) nor more than thirteen (13) directors. The exact number of directors within the limits specified shall be set, and may be changed from time to time, by a resolution duly adopted by the Board of Directors or the stockholders. The limits may be changed, or a single number fixed without provision for variation, by an amendment to these bylaws duly adopted by the vote or written consent of a majority of the outstanding shares entitled to vote.
3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.
The directors shall be elected at each annual meeting of stockholders but, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.
3.4    RESIGNATION AND VACANCIES.
Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by the stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE.
The Board of Directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware, at such place which has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, then such meeting shall be held at the principal executive office of the Corporation or such other place determined by the Board of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6    REGULAR MEETINGS.
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
3.7    SPECIAL MEETINGS; NOTICE.
Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chair of the Board of Directors, the president, the secretary or any two directors.
Notice of the time and place of special meetings shall be (i) delivered personally by courier or telephone to each director, (ii) sent by first-class mail, postage prepaid, (iii) sent by facsimile, or (iv) by electronic mail, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered at least twenty-four (24) hours before the time of the holding of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary and appropriate in the circumstances. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. Notice of any meeting need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened. The notice need not specify the purpose of the meeting, and unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
3.8    QUORUM AND VOTING.
At all meetings of the Board of Directors, at least one-third (1⁄3) of the Whole Board shall constitute a quorum for the transaction of business and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the majority of directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.10    FEES AND COMPENSATION OF DIRECTORS.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
3.11    REMOVAL OF DIRECTORS.
Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
3.12    CHAIR OF THE BOARD OF DIRECTORS.
The Corporation may also have, at the discretion of the Board of Directors, a Chair of the Board of Directors.
3.13    EMERGENCY BYLAWS.
To the fullest extent permitted by law, in the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, the Board of Directors may adopt emergency bylaws.

ARTICLE IV
COMMITTEES
4.1    COMMITTEES OF DIRECTORS.
The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the Whole Board. Any such committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt or recommend any action or matter (other than election or removal of directors) expressly required by the DGCL to be submitted to stockholders or (b) amend the Bylaws of the Corporation.
4.2    COMMITTEE MINUTES.
Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
4.3    MEETINGS AND ACTION OF COMMITTEES.
Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings. One-third (1⁄3) of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
ARTICLE V
OFFICERS
5.1    OFFICERS.
The officers of the Corporation shall consist of a Chair of the Board of Directors or a chief executive officer, or both, a president, a secretary, a chief financial officer, a treasurer and such additional officers as may be elected or appointed in accordance with Section 5.3 of these Bylaws and as may be necessary to enable the Corporation to sign instruments and share certificates. Any number of offices may be held by the same person.
5.2    APPOINTMENT OF OFFICERS.
All officers of the Corporation, except such officers as may be otherwise appointed in accordance with Section 5.3, shall be chosen by the Board of Directors, and shall serve at the pleasure of the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

5.3    SUBORDINATE OFFICERS.
The Board of Directors, the Chair of the Board of Directors, the chief executive officer or the president at their or his discretion, may appoint one (1) or more vice presidents, one (1) or more assistant secretaries, a treasurer, one (1) or more assistant treasurers, or such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors, the Chair of the Board of Directors, the chief executive officer or the president, as the case may be, may from time to time determine.
5.4    REMOVAL AND RESIGNATION OF OFFICERS.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the president, or to the secretary of the Corporation without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.
5.5    VACANCIES IN OFFICES.
A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office.
5.6    CHAIR OF THE BOARD.
The Chair of the Board of Directors, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors.
5.7    CHIEF EXECUTIVE OFFICER.
Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chair of the Board of Directors, if there be such an officer, the chief executive officer shall be the general manager of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Corporation. The chief executive officer shall preside, in the absence of the Chair of the Board of Directors, or if there be none, at all meetings of the Board of Directors. The chief executive officer shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these bylaws.
5.8    PRESIDENT.
Subject to the discretion of the Board of Directors to elect or not elect a chief executive officer and to the supervisory powers of the chief executive officer in the event of such election, the president, if any, will act in a general executive capacity and will assist the chief executive officer in the administration, operation and general supervision of policies and affairs of the corporation. The president will have such other powers and be subject to such other duties as the Board of Directors or the Chair of the Board of Directors or the chief executive officer may from time to time prescribe.

5.9    VICE PRESIDENT.
In the absence of the president or in the event of the president’s inability or refusal to act, the vice president, or in the event there be more than one (1) vice president, the vice president designated by the Board of Directors, or if no such designation is made, the most senior vice president in order of their election, shall perform the duties of president and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president shall perform such other duties as from time to time may be assigned to such vice president by the president or the Board of Directors.
5.10    SECRETARY.
The secretary shall keep or cause to be kept the minutes of proceedings and records of the Board of Directors and stockholders.
The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by these Bylaws or by law to be given, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors.
5.11    CHIEF FINANCIAL OFFICER.
The chief financial officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. In the absence of a named treasurer, the chief financial officer shall also have the powers and duties of the treasurer as hereinafter set forth and shall be authorized and empowered to sign as treasurer in any case where such officer’s signature is required.
5.12    TREASURER.
The treasurer shall keep or cause to be kept the accounting books and other accounting records as provided for and in accordance with Section 7.1 of these Bylaws. The accounting books shall at all reasonable times be open to inspection by any director.
The treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the president and directors, whenever they request it, an account of all of his or her transactions as treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws. In the absence of a named chief financial officer, the treasurer shall be deemed to be the chief financial officer and shall have the powers and duties of such office as hereinabove set forth.
5.13    REPRESENTATION OF SHARES OF OTHER CORPORATIONS.
The Chair of the Board of Directors, if any, the president or any vice president of the Corporation, or any other person authorized to do so by the Chair of the Board of Directors, the president or any vice president, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations held by the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

ARTICLE VI
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS
6.1    RIGHT TO INDEMNIFICATION.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer elected or appointed by the Board of Directors or is or was serving (during such person’s tenure as director or officer) at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.3 of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
6.2    POWER TO ADVANCE EXPENSES.
The Corporation shall advance expenses to any director of the Corporation to the fullest extent permitted by law. The Corporation shall have the power to advance expenses to any other person to the fullest extent permitted by law.
6.3    RIGHT OF INDEMNITEE TO BRING SUIT.
If a claim under Section 6.1 of this Article VI is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder, the burden of proving that the indemnitee is not entitled to be indemnified, under this Article VI or otherwise shall be on the Corporation.
6.4    NON-EXCLUSIVITY OF RIGHTS.
The rights to indemnification conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

6.5    INSURANCE.
The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
6.6    INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION.
The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by law.
6.7    NATURE OF RIGHTS.
The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE VII
RECORDS AND REPORTS
7.1    MAINTENANCE OF RECORDS; STOCKLIST.
The Corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.
The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE VIII
GENERAL MATTERS
8.1    CHECKS.
From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.
8.2    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.
The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
8.3    STOCK CERTIFICATES.
The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chair or vice Chair of the Board of Directors, or the president or a vice president, and by the secretary or an assistant secretary of the Corporation, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Notwithstanding any other provision in these Bylaws, the Corporation may adopt a system of issuance, recordation and transfer of shares of the Corporation by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the Securities and Exchange Commission. Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the Corporation.
8.4    LOST, STOLEN OR DESTROYED CERTIFICATES.
Except as provided in this Section 8.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
8.5    CONSTRUCTION; DEFINITIONS.
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the masculine gender includes the feminine and neuter, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.
8.6    DIVIDENDS.
The directors of the Corporation, subject to any restrictions contained in (a) the DGCL or (b) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.
The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
8.7    FISCAL YEAR.
The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
8.8    SEAL.
The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.
8.9    TRANSFER OF STOCK.
Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, if one has been issued, duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.
8.10    REGISTERED STOCKHOLDERS.
The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
8.11    TIME PERIODS.
In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the date of the event shall be included.

ARTICLE IX
NOTICE BY ELECTRONIC TRANSMISSION
9.1    NOTICE BY ELECTRONIC TRANSMISSION.
Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice shall be effective if given by a form of electronic transmission in the manner provided in Section 232 of the DGCL.
ARTICLE X
AMENDMENTS
10.1    POWER OF STOCKHOLDERS.
New Bylaws may be adopted or these Bylaws may be amended or repealed by the affirmative vote of the holders of at least a majority of voting power entitled to vote generally in the election of directors, except as otherwise provided by law or by the Certificate of Incorporation.
10.2    POWER OF DIRECTORS.
Subject to the right of stockholders as provided in Section 10.1 to adopt, amend or repeal Bylaws, any Bylaw may be adopted, amended or repealed by the Board of Directors. A Bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.